Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-03201, 333-71631, 333-75187, 333-75189 and 333-118033 of Courier Corporation on Form S-8 of our report, dated December 3, 2004, appearing in this Annual Report on Form 10-K of Courier Corporation for the year ended September 25, 2004.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
December 3, 2004